Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Lexmark Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports third quarter results

•	Revenue growth stronger than expected
•	EPS unfavorably impacted by discrete tax items of $0.06 per share
•	Repurchased $125 million of LXK shares in 3Q, anticipate another $125 million in 4Q
•	Announced acquisition of Netherlands-based Pallas Athena, a leading provider of business process management (BPM), document output management (DOM) and process mining software

LEXINGTON, Ky., Oct. 25, 2011 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the third quarter of 2011.

“Our revenue growth for the quarter was once again stronger than expected, highlighted by core growth of 10 percent year on year driven by a double digit increase in high end hardware, supplies and managed print services,” said Paul Rooke, Lexmark chairman and chief executive officer. “Lexmark remains committed to driving value for our shareholders, demonstrated by our recent actions including the repurchase of $125 million of Lexmark stock in the third quarter and the planned repurchase of another $125 million in fourth quarter; the acquisition of Pallas Athena; and the introduction of our enterprise-focused, cloud-based, mobile Print Release solution.

“Our acquisition of Pallas Athena and investment in the BPM market demonstrates Lexmark’s continued focus on strategic acquisitions of technologies that strengthen our unique portfolio of leading end-to-end fleet management and business process solutions,” added Rooke. “We expect this to be attractive to our global enterprise customers and help expand both our managed print services and Perceptive Software offerings.”

Third Quarter 2011 Results

For the third quarter of 2011, revenue of $1.035 billion grew 1 percent compared with the same quarter last year.

Third quarter 2011 earnings per share were unfavorably impacted by discrete tax items of $0.06 per share. Third quarter 2010 earnings per share were favorably impacted by discrete tax items of $0.04 per share.

Earnings Per Share	3Q11	3Q10
GAAP	$0.86	$0.90
Restructuring-related adjustments	0.03	0.08
Acquisition-related adjustments	0.06	0.11
Non-GAAP	$0.95	$1.09

GAAP earnings per share for the third quarter of 2011 were $0.86. Excluding $0.09 per share for restructuring-related and acquisition-related adjustments, earnings per share for the third quarter of 2011 would have been $0.95. GAAP earnings per share for the third quarter of 2010 were $0.90. Earnings per share for the third quarter of 2010 would have been $1.09 excluding $0.19 per share for restructuring-related and acquisition-related adjustments.

In the third quarter, Hardware revenue grew 2 percent, Supplies revenue was about flat, and Software and Other revenue grew 15 percent, or 5 percent excluding acquisition-related adjustments.

Imaging Solutions and Services (ISS) revenue of $1.012 billion grew 1 percent in the third quarter compared to the same period last year. Perceptive Software revenue in the third quarter of $23 million grew 57 percent, or 15 percent excluding acquisition-related adjustments.

Third quarter 2011 GAAP results:
•	Revenue was $1.035 billion compared to $1.020 billion last year.
•	Gross profit margin was 36.9 percent versus 35.4 percent in 2010.
•	Operating expense was $283 million compared to $268 million last year.
•
Operating income margin of 9.6 percent includes $9 million pretax for restructuring-related and acquisition-related adjustments. Operating income margin in 2010 of 9.1 percent included $19 million for pretax restructuring-related and acquisition-related adjustments.

•	Net earnings for the quarter were $67 million compared to third quarter 2010 net earnings of $72 million.

Third quarter 2011 non-GAAP results, excluding restructuring-related and acquisition-related adjustments:
•	Revenue would have been $1.035 billion compared to $1.025 billion last year.
•	Gross profit margin would have been 37.3 percent versus 36.5 percent in 2010.
•	Operating expense would have been $279 million compared to $262 million last year.
•	Operating income margin would have been 10.4 percent compared to 10.9 percent last year.
•	Net earnings would have been $74 million compared to $87 million in the third quarter of 2010.

The company ended the third quarter of 2011 with $1.2 billion in cash and current marketable securities. In the third quarter, net cash provided by operating activities was $48 million, capital expenditures were $41 million, and depreciation and amortization was $54 million. On August 2, 2011, the company announced the resumption of its share repurchase program. The company indicated that it anticipated repurchasing $250 million of its shares during the second half of 2011. Lexmark repurchased approximately 4.1 million of its shares during the third quarter for $125 million. The company anticipates completing the remaining $125 million during the fourth quarter of 2011.The company’s remaining share repurchase authorization was about $366 million at quarter end.

Lexmark Acquires Pallas Athena

Last week, Lexmark announced the acquisition of Netherlands-based Pallas Athena in a cash transaction, valued at approximately $50.2 million. The Dutch company will become a part of Perceptive Software, a stand-alone business unit within Lexmark.

Pallas Athena is a leading provider of BPM, DOM and process mining software, with significant industry experience in the insurance, government and life sciences segments. Pallas Athena’s software products enable a broad range of BPM capabilities, which include dynamic case management and customer communications management. Key differentiators of its software products include ease of implementation and an intuitive user interface.

The rapidly growing BPM software market is closely adjacent to Perceptive Software’s existing enterprise content management (ECM) market. By bringing these closely aligned technologies together, Lexmark will further strengthen its industry-leading fleet management solutions and services with a broader range of workflow solutions that are more functional, and easier to implement and use than existing tools available in the market today.

Lexmark’s Cloud-Based Print Release Solution Enables Mobile Printing from Anywhere

Last week, Lexmark announced its enterprise-class, cloud-based Print Release solution with the Lexmark Mobile Printing App, which is designed for Apple iOS and Android smartphones and tablets1. The solution enables employees, using a hosted deployment, to submit print jobs directly to the print queue and release them at any hosted Print Release enabled2 output device.  Print Release can be hosted in the cloud via a Software as a Service (SaaS) model or on premise. The hosted deployment allows IT administrators to scale their Lexmark Print Release solution quickly without the need to invest in new IT infrastructure, all while enabling comprehensive mobile printing capabilities across the fleet.

The Lexmark Print Release solution can also be configured to allow employees to print from any email-enabled mobile device, including a BlackBerry, by simply attaching the document to an email and sending it to their corporate Print Release email account.

Perceptive Software Driving Growth in Healthcare Vertical

Perceptive Software continues to expand its healthcare clinical customer base, having signed several new hospitals that will integrate ImageNow with their core health information systems. Two of the new healthcare customers include Piedmont Healthcare in Atlanta and the University of Chicago Medical Center. Perceptive customers continue to choose the company's solutions based upon their deep integration with health information systems from industry leading companies such as Cerner, Epic and MEDITECH.

Looking Forward

In the fourth quarter of 2011, the company currently expects revenue to decline in the mid-single digit range year on year. GAAP earnings per share in the fourth quarter of 2011 are expected to be around $1.02 to $1.12, or $1.15 to $1.25 excluding $0.13 per share for restructuring-related and acquisition-related adjustments. GAAP earnings per share in the fourth quarter of 2010 were $1.10, or $1.29 excluding $0.19 per share for restructuring-related and acquisition-related adjustments. The company continues to expect its effective tax rate for 2011 will be 23 percent.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 12620499.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of enterprise content management software that helps organizations easily manage the entire lifecycle of their documents and content, simplifying their business processes, and fueling greater operational efficiency. In 2010, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company’s Facebook and Twitter profiles.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, volatility of the global economy, fluctuations in foreign currency exchange rates; reliance on international production facilities, manufacturing partners and certain key suppliers; inability to be successful in the Company’s transition to higher-usage segments of the inkjet market; inability to realize all of the anticipated benefits of the Company’s business combinations, including the Perceptive Software and Pallas Athena acquisitions; market acceptance of new products and pricing programs; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; entrance into the market of additional competitors focused on printing solutions and software solutions, including enterprise content management and business process management solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; possible changes in the size of expected restructuring costs, charges, and savings; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the Company may be a party; the inability to attract, retain and motivate key employees;  changes in a country’s political or economic conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

All product features, specifications and capabilities are subject to change without notice.

1 Sending a print job from the Lexmark Mobile Printing App requires iPhone® 3G or newer, devices running iOS 4.2 or later, or Android® devices running version 2.1 or newer.
2 Lexmark Embedded Solutions Framework supported print devices or non-Lexmark PCL/PostScript printers equipped with a card reader and connected through a Lexmark Print Release Appliance
(Lexmark N7020e).

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Revenue	$1,034.9	$1,019.7	$3,113.5	$3,095.7
Cost of revenue	653.2	658.5	1,929.0	1,969.7
Gross profit	381.7	361.2	1,184.5	1,126.0

Research and development	95.0	91.4	276.3	272.4
Selling, general and administrative	187.3	178.1	560.4	505.2
Restructuring and related charges (reversals)	0.4	(1.5)	(2.3)	3.0
Operating expense	282.7	268.0	834.4	780.6

Operating income	99.0	93.2	350.1	345.4

Interest (income) expense, net	7.5	6.5	22.3	18.9
Other (income) expense, net	(0.4)	(0.8)	(0.7)	0.3
Net impairment losses on securities	-	-	-	0.2

Earnings before income taxes	91.9	87.5	328.5	326.0

Provision for income taxes	24.9	15.5	76.9	73.6
Net earnings	$67.0	$72.0	$251.6	$252.4

Net earnings per share:
Basic	$0.87	$0.92	$3.21	$3.21
Diluted	$0.86	$0.90	$3.17	$3.18

Shares used in per share calculation:
Basic	77.2	78.6	78.5	78.6
Diluted	78.0	79.7	79.3	79.4

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	September 30	December 31
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$373.9	$337.5
Marketable securities	847.6	879.7
Trade receivables, net	468.4	479.6
Inventories	343.6	366.1
Prepaid expenses and other current assets	259.0	206.7
Total current assets	2,292.5	2,269.6

Property, plant and equipment, net	880.5	904.8
Marketable securities	11.5	18.0
Goodwill	185.0	187.3
Intangibles, net	138.3	155.3
Other assets	173.6	170.2
Total assets	$3,681.4	$3,705.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$491.7	$535.3
Accrued liabilities	648.0	711.0
Total current liabilities	1,139.7	1,246.3

Long-term debt	649.3	649.1
Other liabilities	371.3	415.5
Total liabilities	2,160.3	2,310.9

Stockholders' equity:
Common stock and capital in excess of par	864.1	842.4
Retained earnings	1,431.4	1,179.8
Treasury stock, net	(529.4)	(404.4)
Accumulated other comprehensive loss	(245.0)	(223.5)
Total stockholders' equity	1,521.1	1,394.3
Total liabilities and stockholders' equity	$3,681.4	$3,705.2

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	3Q11	3Q10
GAAP	$67	$72
Restructuring-related charges & project costs	2	6
Acquisition-related adjustments	5	9
Non-GAAP	$74	$87

	Nine months ended September 30

Net Earnings (In Millions)	2011	2010
GAAP	$252	$252
Restructuring-related charges & project costs	8	24
Acquisition-related adjustments	15	15
Non-GAAP	$274	$291

Earnings Per Share	3Q11	3Q10
GAAP	$0.86	$0.90
Restructuring-related charges & project costs	0.03	0.08
Acquisition-related adjustments	0.06	0.11
Non-GAAP	$0.95	$1.09

	Nine months ended September 30

Earnings Per Share	2011	2010
GAAP	$3.17	$3.18
Restructuring-related charges & project costs	0.10	0.30
Acquisition-related adjustments	0.19	0.19
Non-GAAP	$3.46	$3.67

Earnings Per Share Guidance	4Q11	4Q10
GAAP	$1.02 - $1.12	$1.10
Restructuring-related charges & project costs	0.05	0.07
Acquisition-related adjustments	0.08	0.12
Non-GAAP	$1.15 - $1.25	$1.29

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	3Q11	3Q10
GAAP	$1,035	$1,020
Acquisition-related adjustments (1)(2)	0	5
Non-GAAP	$1,035	$1,025

Software and Other Revenue (In Millions) **	3Q11	3Q10
GAAP	$67	$58
Acquisition-related adjustments (1)(2)	0	5
Non-GAAP	$67	$64

Perceptive Software Revenue (In Millions) ***	3Q11	3Q10
GAAP	$23	$14
Acquisition-related adjustments (1)(2)	0	5
Non-GAAP	$23	$20

Gross Profit (In Millions)	3Q11	3Q10
GAAP	$382	$361
Restructuring-related charges & project costs (3)(4)	0	4
Acquisition-related adjustments (1)(2)	4	9
Non-GAAP	$386	$374

Gross Profit Margin (%)	3Q11	3Q10
GAAP	36.9%	35.4%
Restructuring-related charges & project costs	0.0%	0.4%
Acquisition-related adjustments	0.4%	0.9%
Non-GAAP	37.3%	36.5%

Operating Expense (In Millions)	3Q11	3Q10
GAAP	$283	$268
Restructuring-related charges & project costs (3)(4)	(2)	(4)
Acquisition-related adjustments (1)(2)	(2)	(2)
Non-GAAP	$279	$262

Operating Income (In Millions)	3Q11	3Q10
GAAP	$99	$93
Restructuring-related charges & project costs (3)(4)	3	8
Acquisition-related adjustments (1)(2)	6	11
Non-GAAP	$108	$112

Operating Income Margin (%)	3Q11	3Q10
GAAP	9.6%	9.1%
Restructuring-related charges & project costs	0.3%	0.7%
Acquisition-related adjustments	0.6%	1.1%
Non-GAAP	10.4%	10.9%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*	Year-to-year Revenue growth was 1% on a GAAP basis and 1% on a non-GAAP basis.

**	Year-to-year Software and Other Revenue growth was 15% on a GAAP basis and 5% on a non-GAAP basis.

***	Year-to-year Perceptive Software Revenue growth was 57% on a GAAP basis and 15% on a non-GAAP basis.

(1)
Amounts for the three months ended September 30, 2011, include total acquisition-related adjustments of $5.8 million with $0.1 million, $3.9 million, $0.1 million and $1.7 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the three months ended September 30, 2010, include total acquisition-related adjustments of $11.3 million with $5.4 million, $3.7 million, and $2.2 million included in  Revenue, Cost of revenue and Selling, general and administrative, respectively.

(3)
Amounts for the three months ended September 30, 2011, include total restructuring-related charges and project costs of $2.8 million with $0.5 million and $1.9 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $0.4 million in Restructuring and related charges (reversals).

(4)
Amounts for the three months ended September 30, 2010, include total restructuring-related charges and project costs of $7.7 million with $4.1 million and $5.1 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the ($1.5) million in Restructuring and related charges (reversals).

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

	Nine months ended September 30

Revenue (In Millions) *	2011	2010
GAAP	$3,113	$3,096
Acquisition-related adjustments (1)(2)	4	7
Non-GAAP	$3,117	$3,103

Software and Other Revenue (In Millions) **	2011	2010
GAAP	$202	$156
Acquisition-related adjustments (1)(2)	4	7
Non-GAAP	$206	$163

Perceptive Software Revenue (In Millions) ***	2011	2010
GAAP	$65	$21
Acquisition-related adjustments (1)(2)	4	7
Non-GAAP	$69	$28

Gross Profit (In Millions)	2011	2010
GAAP	$1,185	$1,126
Restructuring-related charges & project costs (3)(4)	1	16
Acquisition-related adjustments (1)(2)	15	12
Non-GAAP	$1,200	$1,154

Gross Profit Margin (%)	2011	2010
GAAP	38.0%	36.4%
Restructuring-related charges & project costs	0.0%	0.5%
Acquisition-related adjustments	0.5%	0.4%
Non-GAAP	38.5%	37.2%

Operating Expense (In Millions)	2011	2010
GAAP	$834	$781
Restructuring-related charges & project costs (3)(4)	(9)	(15)
Acquisition-related adjustments (1)(2)	(4)	(8)
Non-GAAP	$821	$758

Operating Income (In Millions)	2011	2010
GAAP	$350	$345
Restructuring-related charges & project costs (3)(4)	10	31
Acquisition-related adjustments (1)(2)	19	20
Non-GAAP	$379	$396

Operating Income Margin (%)	2011	2010
GAAP	11.2%	11.2%
Restructuring-related charges & project costs	0.3%	1.0%
Acquisition-related adjustments	0.6%	0.6%
Non-GAAP	12.2%	12.8%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*
Year-to-year Revenue growth was 1% on a GAAP basis and 0% on a non-GAAP basis.  Perceptive Software was acquired on June 7, 2010.  Financial results of 2010 include those of Perceptive Software subsequent to the date of acquisition.

**
Year-to-year Software and Other Revenue growth was 29% on a GAAP basis and 26% on a non-GAAP basis.
Perceptive Software was acquired on June 7, 2010.  Financial results of 2010 include those of Perceptive Software subsequent to the date of acquisition.

***
Year-to-year Perceptive Software Revenue growth was 213% on a GAAP basis and 144% on a non-GAAP basis.
Perceptive Software was acquired on June 7, 2010.  Financial results of 2010 include those of Perceptive Software subsequent to the date of acquisition.

(1)
Amounts for the nine months ended September 30, 2011, include total acquisition-related adjustments of $19.1 million with $3.6 million, $11.3 million, $0.3 million and $3.9 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the nine months ended September 30, 2010, include total acquisition-related adjustments of $19.7 million with $7.4 million, $4.7 million, and $7.6 million included in  Revenue, Cost of revenue and Selling, general and administrative, respectively.

(3)
Amounts for the nine months ended September 30, 2011, include total restructuring-related charges and project costs of $10.0 million with $0.8 million and $11.5 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $(2.3) million in Restructuring and related charges (reversals).

(4)
Amounts for the nine months ended September 30, 2010, include total restructuring-related charges and project costs of $31.0 million with $15.8 million and $12.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $3.0 million in Restructuring and related charges (reversals).

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into two broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs may consist of information technology expenses, consulting costs and travel expenses. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.